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                                                                EXHIBIT 5B

                              INVESTMENT ADVISORY
                            ADMINISTRATIVE SERVICES
                                      AND
                        SHAREHOLDER SERVICES AGREEMENT


          This Agreement is made and entered into as of _____________, 1995 by and between Investment Advisers, Inc., a Delaware corporation ("IAI"), and IAI Investment Funds VI, Inc., a Minnesota corporation (the "Company"), on behalf of IAI Aggressive Growth Fund, the portfolio represented by the Company's Series G Common Shares (the "Fund"). The purpose of this Agreement is to memorialize that IAI will provide the Company, on behalf of the Fund, with all necessary services, or arrange for the provision of such services, other than services relating to the distribution of Fund shares.

1.   ENGAGEMENT OF IAI; SERVICES.

     (a) Investment Advisory Services. The Company hereby engages IAI on behalf of the Fund, and IAI hereby agrees, pursuant to the terms and conditions hereinafter set forth, to furnish the Fund continuously with investment planning, to provide investment advice with regard to the Fund's portfolio, to prepare and make available to the Fund necessary research and statistical data in connection therewith, to supervise the acquisition and disposition of specific securities by the Fund and to perform such other services as are reasonably incidental to the foregoing duties as investment adviser for, and to manage the investment of the assets of, the Fund. IAI covenants and agrees that, in effecting acquisitions and dispositions of specific investments on behalf of the Fund, IAI shall at all times be governed by the Fund's investment objectives, restrictions and policies as delineated and limited by the disclosures contained in the various documents filed with the Securities and Exchange Commission on behalf of the Fund, as such documents may from time to time be amended or supplemented. IAI shall report to the Company's Board of Directors regularly at such times and in such detail as the Board may from time to time determine appropriate, in order to permit the Board to determine the adherence of IAI to the Fund's investment objectives, policies and limitations.

     (b) Dividend Disbursing, Accounting, Administrative and Transfer Agency Services. The Company on behalf of the Fund hereby engages IAI, and IAI hereby agrees, to provide to the Fund with all dividend disbursing, accounting, administrative and transfer agency services required by the Fund, including, without limitation, the following services:

         (1) The calculation of net asset value per share at such times and in such manner as specified in the Fund's current Prospectus and Statement of Additional Information and at such other times upon which the parties hereto may from time to time agree. The pricing services or other sources from which daily price quotations on portfolio securities are to be obtained for purposes of calculating the Fund's daily net asset value shall be paid for by IAI and approved by the Company;

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          (2) Upon the receipt of funds for the purchase of Fund shares or the receipt of redemption requests with respect to Fund shares outstanding, the calculation of the number of shares to be purchased or redeemed, respectively;

          (3) Upon the Fund's distribution of dividends, (i) the calculation of the amount of such dividends to be received per Fund share, (ii) the calculation of the number of additional Fund shares to be received by each Fund shareholder, other than any shareholder who has elected to receive such dividends in cash, and (iii) the mailing of payments with respect to such dividends to shareholders who have elected to receive such dividends in cash;

          (4) The provision of transfer agency services as described below:

              (i) IAI shall make original issues of shares of the Fund in accordance with the Fund's current Prospectus and Statement of Additional Information and with instructions from the Company;

              (ii) Prior to the daily determination of net asset value of the Fund, IAI shall process all purchase orders received since the last determination of the Fund's net asset value;

              (iii) Transfers of shares shall be registered;

              (iv) IAI will maintain stock registry records in the usual form in which it will note the issuance, transfer and redemption of Fund shares, and is also authorized to maintain an account in which it will record the Fund shares and fractions issued and outstanding from time to time for which issuance of Fund share certificates is deferred; and

              (v) IAI will, in addition to the aforementioned duties and functions, perform the usual duties and functions of a stock transfer agent for a registered investment company;

          (5) The creation and maintenance of such records relating to the business of the Fund as the Company may from time to time reasonably request;

          (6) The preparation of tax forms, reports, notices, proxy statements, proxies and other Fund shareholder communications, and the mailing thereof to Fund shareholders; and

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          (7) The provision of such other dividend disbursing, accounting, administrative, accounting and transfer agency services upon which the parties hereto may from time to time agree.

          (8) The Fund hereby authorizes IAI to contract with qualified entities for the provision of any of the services to be performed pursuant to this
     Section 1(b).

     (c) Shareholder Services. The Company on behalf of the Fund hereby engages, and IAI hereby agrees, to provide the Fund with all services to shareholders not otherwise the subject of Section 1(b) above. These services include, without limitation, personal services, services relating to the maintenance of shareholder accounts, and shareholder liaison services such as responding to customer inquiries and providing information on customer investments. The Fund hereby also authorizes IAI to contract with qualifying broker-dealers, financial institutions and other such entities for the provision of such services to Fund shareholders.

     (d) Filings, Office Facilities, Equipment and Personnel. IAI shall, at its own expense, file all documents with all relevant regulatory agencies and governmental authorities on the Company's behalf, furnish the Company and the Fund with all office facilities, equipment and personnel necessary to discharge its responsibilities and duties hereunder. IAI shall arrange, if requested by the Company, for officers or employees of IAI to serve without compensation from the Company as directors, officers, or employees of the Company if duly elected to such positions by the shareholders or directors of the Company.

     (e) Other Services. IAI shall, at its own expense, provide or arrange for the provision of all services required by the Company on behalf of the Fund not otherwise addressed in this Agreement, except for services related to the distribution of Fund shares.

     (f) Books and Records. IAI hereby acknowledges that all records pertaining to the services rendered hereunder are the sole and exclusive property of the Company, and in the event that a transfer of any of the services currently rendered hereunder to someone other than IAI should ever occur, IAI will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Company.

     (g) No Separate Charges to Shareholders. IAI hereby covenants and agrees that it will make no separate charge to any Fund shareholder or his individual account for any services rendered to said shareholder, the Fund or the Company unless such charge for special services is specifically approved by the Board including a majority of the directors who are not "interested persons" (as such term is defined in the Investment Company Act of 1940, as amended, which act, as amended and together with all rules and regulations promulgated thereunder, is hereinafter referred to as the "1940 Act") of IAI. No special charge will be levied retroactively or without appropriate notice to affected shareholders.

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     (h) Limitation of Liability. IAI, in carrying out and performing the terms and conditions of this Agreement, shall incur no liability for its status hereunder or for any actions taken or omitted in good faith and without negligence, and the Company does hereby agree to indemnify and hold IAI harmless from any and all loss, liability and expense, including any legal expenses, arising out of IAI's performance or status or any act or omission of IAI under this agreement other than that incurred by IAI's willful misfeasance, bad faith or negligence. Without limitation of the foregoing:

          (1) IAI may rely upon, and shall not be liable to any person or party for any actions taken or omitted to be taken in good faith in reliance upon, the advice of the Company, or of counsel, who may be counsel for the Company or counsel for IAI, and upon statements of accountants, brokers and other persons believed by IAI in good faith to be expert in the matters upon which they are consulted; and

          (2) IAI may rely upon, and shall not be liable to any person or party for any actions taken or omitted to be taken in good faith in reliance upon, any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order or other paper or document that IAI in good faith believes to be genuine and to have been signed, presented or authorized by the purchaser, Company or other proper party or parties.

2.   COMPENSATION FOR SERVICES; ALLOCATION OF EXPENSES

     (a) In payment for the services to be provided or arranged by IAI hereunder, the Company (on behalf of the Fund) shall pay to IAI a fee based on the Fund's average daily net assets (as determined in accordance with the Company's Bylaws and with the Fund's Prospectus and Statement of Additional Information, as the same may from time to time be amended or supplemented) as set forth in Exhibit A attached hereto. This fee shall be paid to IAI on a monthly basis not later than the tenth business day of the month following the month in which the services were rendered and shall be prorated for any fraction of a month at the commencement or termination of this Agreement.

     (b) Except for brokerage commissions and other expenditures in connection with the purchase and sale of portfolio securities, interest expense and, subject to the specific approval of a majority of the directors of the Company who are not "interested persons" (as defined in the 1940 Act) of IAI or the Company, taxes and extraordinary expenses, IAI shall bear all of the Fund's expenses; provided however, that IAI will either pay the ordinary and reasonable fees and expenses of the Fund's disinterested directors or reduce the fee due under this Agreement by an equivalent amount paid by the Fund to such directors.

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3.   FREEDOM TO DEAL WITH THIRD PARTIES.

     IAI shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

4.   EFFECTIVE DATE, DURATION, AMENDMENT AND TERMINATION OF AGREEMENT.

     (a) Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect for a period more than two years from the date of its execution but only as long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of IAI or of the Company cast in person at a meeting called for the purpose of voting on such approval.

     (b) This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Company or by the vote of a majority of the outstanding voting securities of the Fund, or by IAI, upon 60 days' written notice to the other party.

     (c) This Agreement shall automatically terminate in the event of its "assignment" (as defined in the Investment Company Act of 1940, as amended).

     (d) No amendment to this Agreement shall be effective until approved by the vote of: (i) a majority of the directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of IAI or of the Company cast in person at a meeting called for the purpose of voting on such approval; and (ii) a majority of the outstanding voting securities of the Fund.

     (e) Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities or shares of the Fund shall mean the lesser of (i) the vote of 67% or more of the voting securities of the Fund present at a regular or special meeting of shareholders duly called, if more than 50% of the Fund's outstanding voting securities are present or represented by proxy, or (ii) the vote of more than 50% of the outstanding voting securities of the Fund.

     (f) To the extent the provisions of this Section 4 are based on legislative or regulatory requirements in effect at the time of this Agreement's initial approval by the Fund's Board of Directors and any such legislative or regulatory requirements change, the relevant provision of this Section 4 will be deemed to have been so amended without further action by the Fund's Board of Directors or its shareholders.

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5.   NOTICES.

     Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

6.   REPRESENTATION.

     IAI hereby represents that it will maintain registrations with and/or approvals by all relevant governmental authorities necessary for the provision of services pursuant to this Agreement.

7.   INTERPRETATION; GOVERNING LAW.

     This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act. To the extent that the provisions herein contained conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

     IN WITNESS WHEREOF, the Company and IAI have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                    IAI INVESTMENT FUNDS VI, INC.



                                    By
                                       -------------------------------------
                                       Richard E. Struthers, President



                                    INVESTMENT ADVISERS, INC.



                                    By
                                       -------------------------------------
                                       Noel P. Rahn, Chief Executive Officer


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                                   EXHIBIT A



                                                  Annual Advisory Fee
     Portfolio          Effective Date    (as % of average daily net assets)
     ---------          --------------    ----------------------------------

Series G -- IAI
 Aggressive Growth Fund                   For the first $300,000,000 ... 1.40%
                                          For the next $500,000,000  ... 1.35%
                                          Above $800,000,000         ... 1.30%




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